Exhibit 99.01

Valero L.P. Reports First Quarter 2006 Earnings

and Announces Distribution Increase

SAN ANTONIO, April 24, 2006 — Valero L.P. (NYSE: VLI) today announced net income applicable to limited partners of $35.3 million, or $0.75 per unit, for the first quarter of 2006, compared to $17.8 million, or $0.77 per unit, for the first quarter of 2005. Distributable cash flow available to limited partners for the first quarter was $50.2 million, or $1.07 per unit, compared to $23.1 million, or $1.00 per unit for the first quarter of 2005. The increase in net income and distributable cash flow was primarily due to the acquisition of Kaneb completed on July 1, 2005. Valero L.P.’s first quarter 2005 results do not include any results from Kaneb.

With respect to the quarterly distribution to unitholders payable for the first quarter of 2006, Valero L.P. also announced that it has declared a distribution of $0.885 per unit, or $3.54 per unit on an annual basis, which will be paid on May 12, 2006, to holders of record as of May 5, 2006. This distribution represents an increase of $0.03 per unit, or 3.5 percent, over the distribution for the fourth quarter of 2005. Distributable cash flow available to limited partners covers the distribution to the limited partners by 1.21 times for the first quarter.

As previously announced, the partnership completed the sale of its Australia and New Zealand subsidiaries to ANZ Terminals Pty. Ltd. on March 30, 2006, for $68.6 million. Results of the divested businesses have been classified as discontinued operations on the income statement for the first quarter of 2006.

“We are pleased to report another increase in the quarterly distribution for the partnership,” said Curt Anastasio, Valero L.P.’s Chief Executive Officer. “With this increase, the partnership has increased the distribution rate 47.5 percent since we went public in 2001.

“With respect to our financial results, our businesses performed well during the quarter, despite the impact of the previously announced scheduled turnaround at Valero Energy’s Texas City refinery. In particular, our bunkering businesses at St. Eustatius and Point Tupper did better than anticipated, as did several of the other assets acquired with Kaneb. We also benefited from lower than expected natural gas costs.

“With regard to our Burgos pipeline construction project in South Texas and northeastern Mexico, the partnership has completed construction of the pipeline segments connecting our

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Edinburg and Harlingen, Texas terminals to CITGO’s terminal in Brownsville, Texas. We are nearly finished with the Mexican portion of this project and we expect the Burgos project to be complete by July 1, 2006.

Effective January 1, 2006, the partnership successfully completed the acquisition of Valero Energy’s 23.77 percent interest in a 57-mile crude oil pipeline located in Illinois for approximately $13 million.

“Looking ahead to the second quarter of 2006, results will be negatively impacted by scheduled turnarounds at several Valero Energy refineries and higher maintenance expenses. We expect to report earnings of about 60 cents per unit for the second quarter.

“After the second quarter of 2006, operations and results should improve in the third and fourth quarters primarily due to increases in our pipeline tariffs effective July 1, fewer turnarounds at the refineries we serve, and the Burgos project coming online. And, keep in mind, we have strategic growth projects, including projects on our ammonia pipeline and at several terminals we acquired with Kaneb, that will benefit us in the second half of 2006 and going forward,” said Anastasio.

A conference call with management is scheduled for 2:30 p.m. ET (1:30 p.m. CT) today to discuss the financial and operational results for the first quarter of 2006. Investors interested in listening to the presentation may call 800/622-7620, passcode 7582154. International callers may access the presentation by dialing 706/645-0327, passcode 7582154. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 7582154. A live broadcast of the conference call will also be available on the company’s website at www.valerolp.com.

Valero L.P. is a publicly traded, limited partnership based in San Antonio, with 9,186 miles of pipeline, 89 terminal facilities and four crude oil storage facilities. One of the largest independent terminal and petroleum liquids pipeline operators in the nation, the partnership has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has approximately 77.7 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, petroleum and a specialty liquids storage and terminaling business, as well as crude oil storage tank facilities. For more information, visit Valero L.P.’s web site at www.valerolp.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.’s 2005 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Valero L.P.

Consolidated Financial Information

March 31, 2006 and 2005

(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended March 31,
	2006	2005
Statement of Income Data (Note 1):
Revenues:
Services	$147,929	$56,635
Product	126,075	—

Total revenues	274,004	56,635

Costs and expenses:
Cost of sales	114,218	—
Operating expenses	71,070	19,685
General and administrative expenses	8,560	3,503
Depreciation and amortization	24,189	8,732

Total costs and expenses	218,037	31,920

Operating income	55,967	24,715
Equity income from joint ventures	1,206	378
Interest and other expense, net	(15,465)	(5,829)

Income from continuing operations before income tax expense	41,708	19,264
Income tax expense	2,119	—

Income from continuing operations	39,589	19,264
Loss from discontinued operations	(138)	—

Net income applicable to general partner and limited partners’ interest	39,451	19,264
Net income applicable to general partner including incentive distributions (Note 2)	(4,199)	(1,476)

Net income applicable to limited partners	$35,252	$17,788

Net income per unit applicable to limited partners (Note 2):
Continuing operations	$0.75	$0.77
Discontinued operations	—	—

Net income	$0.75	$0.77

Weighted average number of limited partnership units outstanding	46,809,749	23,041,394

EBITDA from continuing operations (Note 3)	$81,593	$33,825

Distributable cash flow from continuing operations (Note 3)	$57,805	$26,193

	March 31, 2006	December 31, 2005
Balance Sheet Data:
Long-term debt, including current portion (a)	$1,188,228	$1,170,705
Partners’ equity (b)	1,898,480	1,900,779
Debt-to-capitalization ratio (a) / ((a)+(b))	38.5%	38.1%

Valero L.P.

Consolidated Financial Information—Continued

March 31, 2006 and 2005

(unaudited, thousands of dollars, except barrel information)

	Three Months Ended March 31,
	2006	2005
Operating Data:
Refined product terminals:
Throughput (barrels/day) (a)	252,275	253,531
Throughput revenues	$10,540	$9,937
Storage lease revenues	59,533	—
Bunkering revenues	126,075	—

Total revenues	196,148	9,937
Cost of sales	114,218	—
Operating expenses	43,979	4,497
Depreciation and amortization	10,906	1,859

Segment operating income	$27,045	$3,581

Refined product pipelines:
Throughput (barrels/day)	700,969	443,993
Revenues	$52,046	$22,182
Operating expenses	19,802	9,303
Depreciation and amortization	10,139	3,857

Segment operating income	$22,105	$9,022

Crude oil pipelines:
Throughput (barrels/day)	427,675	381,086
Revenues	$14,049	$13,185
Operating expenses	3,697	3,823
Depreciation and amortization	1,249	1,146

Segment operating income	$9,103	$8,216

Crude oil storage tanks:
Throughput (barrels/day)	513,073	505,643
Revenues	$11,761	$11,331
Operating expenses	3,592	2,062
Depreciation and amortization	1,895	1,870

Segment operating income	$6,274	$7,399

Consolidated Information:
Revenues	$274,004	$56,635
Cost of sales	114,218	—
Operating expenses	71,070	19,685
Depreciation and amortization	24,189	8,732

Segment operating income	64,527	28,218
General and administrative expenses	8,560	3,503

Consolidated operating income	$55,967	$24,715

(a)	Excludes throughputs related to the storage lease and bunkering operations acquired in the Kaneb Acquisition.

Valero L.P.

Consolidated Financial Information—Continued

March 31, 2006 and 2005

(unaudited)

Notes:

1.	The statement of income data for the three months ended March 31, 2006 includes $28.7 million of operating income related to the Kaneb Acquisition on July 1, 2005. Of the $28.7 million, $21.2 million is attributed to the refined product terminal segment and $7.5 million is attributed to the refined product pipeline segment.

2.	Net income is allocated between limited partners and the general partner’s interests based on provisions in the partnership agreement. The net income applicable to limited partners is divided by the weighted average number of limited partnership units outstanding in computing the net income per unit applicable to limited partners. On July 1, 2005, Valero L.P. issued 23,768,751 of common units in exchange for all of the outstanding common units of Kaneb Pipe Line Partners, L.P. As of March 31, 2006 Valero L.P. has 46,809,749 common and subordinated units outstanding. Net income applicable to the general partner includes incentive distributions aggregating $3.5 million and $1.1 million for the three months ended March 31, 2006 and 2005, respectively.

3.	Valero L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of income from continuing operations to EBITDA and distributable cash flow (in thousands):

	Three Months Ended March 31,
	2006	2005
Income from continuing operations	$39,589	$19,264
Plus interest expense, net	15,696	5,829
Plus income tax expense	2,119	—
Plus depreciation and amortization	24,189	8,732

EBITDA from continuing operations	81,593	33,825
EBITDA from discontinued operations	931	—

Total EBITDA	$82,524	$33,825

EBITDA from continuing operations	$81,593	$33,825
Less equity income from joint ventures	(1,206)	(378)
Less interest expense, net	(15,696)	(5,829)
Less reliability capital expenditures	(6,164)	(1,425)
Less income tax expense	(2,119)	—
Plus distributions from joint ventures	1,397	—

Distributable cash flow from continuing operations	57,805	26,193
General partner’s interest in distributable cash flow from continuing operations	(7,392)	(3,073)

Limited partners’ interest in distributable cash flow from continuing operations	$50,413	$23,120

Weighted average number of limited partnership units outstanding	46,809,749	23,041,394

Distributable cash flow from continuing operations per limited partner unit	$1.08	$1.00
Distributable cash flow from continuing operations	$57,805	$26,193
Distributable cash flow from discontinued operations	(300)	—

Total distributable cash flow	$57,505	$26,193
General partner’s interest in distributable cash flow	(7,317)	(3,073)

Limited partners’ interest in distributable cash flow	$50,188	$23,120

Distributable cash flow per limited partner unit	$1.07	$1.00